Exhibit 10.69

Release Agreement

Whereas, Enderson Guimarães (the “Executive”) and Laureate Education, Inc. (the “Company”) previously entered into a Separation Agreement and General Release dated March 28, 2017 (the “Separation Agreement”) in connection with the termination of Executive’s employment as of September 30, 2017 (the “Separation Date”); and

Now, therefore, in consideration for the payments and benefits provided by Company as set forth in the Separation Agreement and the payments provided in this Release Agreement, the sufficiency of which is hereby acknowledged by Executive, and in consideration of the obligations of Executive under the Separation Agreement and this Release Agreement, the sufficiency of which is hereby acknowledged by Company, Executive and Company hereby agree as follows:

1.              REPATRIATION PAYMENT

(a)                                 Provided that Executive completes the sale of his residence in Miami, Florida on or before December 31, 2018, Company agrees to reimburse Executive for eligible and documented costs, expenses and losses incurred before December 31, 2017 and associated with Executive’s repatriation to Montreal, Quebec, Canada (the “Repatriation Payment”). Notwithstanding any provision of this Release Agreement to the contrary, the Repatriation Payment shall not exceed Two Hundred Thousand dollars ($200,000). For purposes of this Release Agreement, eligible expenses include:

(i)                                     the closing costs attributable to “Seller” on line 1400 of the form HUD-1 signed by both Buyer and Seller in connection with the sale of Executive’s residence in Florida, which HUD-1 will be provided by Executive to Company promptly following its execution;

(ii)                                  reasonable costs related to shipping of Executive’s household goods from Miami, Florida to Montreal, Quebec, Canada; and

(iii)                               other reasonable costs, expenses and losses incurred by Executive and associated with the sale of his residence and/or repatriation to Canada.

(b)                                 The Repatriation Payment will be paid to Executive in one lump-sum cash payment, less all applicable withholdings and deductions required by law, no later than one month following the date of execution of the HUD-1.

(c)                                  All obligations of the Company to Executive under this Release Agreement shall terminate on the first to occur of: (i) the payment of the Repatriation Payment; (ii) January 31, 2019; or (iii) the payment by the Company to Executive of Two Hundred Thousand dollars ($200,000), less all applicable withholdings and deductions required by law, in lieu of the Repatriation Payment.

(d)                                 The Repatriation Payment and other benefits under this Release Agreement are intended to comply with Internal Revenue Code Section 409A and applicable guidance issued thereunder (“Section 409A”) or comply with an exemption from the application of 409A and, accordingly, all provisions of this Release Agreement shall be construed and administered in accordance with Section 409A. Notwithstanding any of the provisions of this Release Agreement, Company shall not be liable to Executive for any excise taxes or interest if any payment or benefit which is to be provided pursuant to this Release Agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A.

If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following Executive’s death.

If the Repatriation Payment may be deemed deferred compensation subject to Section 409A, then (1) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; and (2) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

2.              GENERAL RELEASE OF ALL CLAIMS.

(a)                                 General Release. “Executive” (defined for the purpose of this Section 1 as Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors, and administrators) fully and unconditionally releases the “Released Parties” (hereby defined as the Company and any of its parents, equity holders, affiliates, subsidiaries, predecessors, successors, and assigns, and any of its past or present employees, officers, partners, members, managers, portfolio companies, trustees, investors, agents, insurers, attorneys, administrators, officials, directors, shareholders, divisions, employee benefit plans, and the sponsors, fiduciaries, or administrators of employee benefit plans) from, and agrees not to bring any action, proceeding or suit against any of the Released Parties regarding, any and all known or unknown claims, causes of action, liabilities, damages, fees, or remunerations of any sort, arising at any time up to and including the Second Release Effective Date, including but not limited to claims:

(i)                                     that are in any way related to events, acts, conduct, or omissions occurring in connection with Executive’s employment with or termination of employment from the Company or with Executive’s equity interests in the Company; and/or

(ii)                                  for violation of any written or unwritten contract, agreement, policy, benefit plan, retirement or pension plan, equity incentive or option plan or agreement with the Company, or covenant of any kind, or failure to pay wages, bonuses, employee benefits, other compensation, attorneys’ fees, damages, or any other remuneration (including any equity, ownership interest, management fee, carried interest, partnership interest, distributions, dividends or participation or ownership in any business venture related to the Company); and/or

(iii)                               for discrimination, harassment, or retaliation on the basis of any characteristic protected under applicable law, including but not limited to race, color, national origin, sex, sexual orientation, religion, immigration status, disability, marital or parental status, age, union activity or other protected activity; and/or

(iv)                              for violation of, or denial of protection or benefits under, any statute, ordinance, employee order, or regulation, including but not limited to claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993 (“FMLA”), the Workers’ Adjustment and Retraining Notification, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the National Labor Relations Act (the “NLRA”), the Rehabilitation Act of 1973, Sections 1981 through 1988 of Title 42 of the United States Code, the Genetic Information Nondiscrimination Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers’ Compensation Retaliation provision, the Florida Minimum Wage Act, the Florida Constitution, Maryland’s anti-discrimination statute (MD. CODE ANN., STATE GOV’T §§ 20-101 to 20-1203), the Maryland Constitution, each as may have been amended, or any other federal, state or local law, statute, ordinance, or any other federal, state or local statute, ordinance, or regulation regarding employment, termination of employment, wage and hour issues, discrimination, harassment, retaliation, or other employment-related matter; and/or

(v)                                 for violation of any public policy or common law of any state relating to employment or personal injury, including but not limited to claims for wrongful discharge, defamation, invasion of privacy, infliction of emotional distress, fraud, negligence, or interference with contract; and/or

(vi)                              for any breach of fiduciary duty, or implied duty of good faith, or any other similar duty or obligation, or any matter related to Executive’s employment with the Company.

(b)                                 ADEA Waiver and Effective Date.  Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, and that the consideration given to him for the waiver and release in Separation Agreement and this Release Agreement is in addition to anything of value to which he was already entitled.  Executive further acknowledges that he has been advised by this writing, as required by the ADEA and the Older Workers Benefit Protection Act, that: (a) his waiver and release does not apply to any rights or claims that may arise after the date he signs this Release Agreement; (b) he should consult with an attorney prior to signing this Release Agreement (although he may voluntarily decide not to do so); (c) he has twenty-one (21) days to consider this Release Agreement (although he may choose voluntarily to sign this Release Agreement sooner); (d) he has seven (7) days following the date he executes this Release Agreement to revoke this Release Agreement; (e) this Release Agreement will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Executive signs this Agreement provided that he does not revoke it (the “Second Release Effective Date”).  If this Release Agreement is revoked, Executive will not be entitled to the Separation Benefits under the Separation Agreement or this Release Agreement.  Nothing in this Release Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

(c)                                  Excluded Claims.  Notwithstanding the broad scope of the general release, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Executive may have pursuant to any written indemnification agreement with the Company to which Executive is a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits; however, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on any Excluded Claims in which any of the Released Parties is a party; and (iii) any claims for breach of this Release Agreement.  In addition, nothing in this Release Agreement prevents Executive from filing a charge or complaint, reporting to, cooperating with, communicating with, or participating in any proceeding before the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the United States Department of Labor, the National Labor Relations Board, or other similar state or local agency (the “Government Agencies”), or from exercising any rights pursuant to Section 7 of the NLRA, or from taking any action protected under the whistleblower provisions of any federal securities law (“Protected Activities”), none of which activities shall constitute a breach of the release, cooperation, non-disparagement or confidentiality clauses of this Release Agreement.  Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Release Agreement.

(d)                                 Acknowledgement.  By his signature below, Executive represents that: (a) the consideration given to him in exchange for the waiver and release in this Release Agreement is in addition to anything of value to which he was already entitled; (b) Executive has been provided by the Company all wages, severance, vacation, benefits, commissions, bonuses, expense reimbursements, or other amounts owed to Executive by the Company, other than benefits and the severance pay specifically promised in the Separation Agreement and this Release Agreement; (c) Executive has not been denied any request for leave to which he believes he was legally entitled, and Executive was not otherwise deprived of any of his rights under the FMLA or any similar state or local statute; (d) Executive is knowingly and voluntarily executing this Release Agreement waiving and releasing any claims he may have as of the date he executes it; and (e) he has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the Released Claims.  Executive affirms that he has not filed or caused to be filed, and is not presently a party to, a Released Claim against any of the Released Parties.  Executive further affirms that he has no known workplace injuries or occupational diseases for which Executive has not already filed a claim.  Executive represents and warrants that he has not willfully engaged in conduct that would constitute fraud or material dishonesty with respect to his job duties for the Company.

	By:	/s/ Luis H. Novelo
	Name:	Luis H. Novelo
	Title:	HR VP

/s/ Enderson Guimarães
Enderson Guimarães

Date: November 9, 2017